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                                                                 EXHIBIT 15


           AMENDED AND RESTATED PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                                          OF
                        DEAN WITTER FEDERAL SECURITIES TRUST

   WHEREAS, Dean Witter Federal Securities Trust (the "Fund") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

   WHEREAS, on October 26, 1995, the Fund most recently amended and restated a Plan of Distribution pursuant to Rule 12b-1 under the Act which had initially been adopted on January 22, 1987, and the Trustees then determined that there was a reasonable likelihood that adoption of the Plan of Distribution, as then amended and restated, would benefit the Fund and its shareholders; and

   WHEREAS, the Trustees believe that continuation of said Plan of Distribution, as amended and restated herein, is reasonably likely to continue to benefit the Fund and its shareholders; and

   WHEREAS, on January 22, 1987, the Fund and Dean Witter Reynolds Inc. ("DWR") entered into a Distribution Agreement pursuant to which the Fund employed DWR as distributor of the Fund's shares; and

   WHEREAS, on January 4, 1993, the Fund and DWR substituted Dean Witter Distributors Inc. (the "Distributor") in the place of DWR as distributor of the Fund's shares; and

   WHEREAS, the Fund, DWR and the Distributor intend that DWR will continue to promote the sale of Fund shares and provide personal services to Fund shareholders with respect to their holdings of Fund shares; and

   WHEREAS, the Fund and the Distributor entered into a separate Distribution Agreement dated as of July 28, 1997 (which superseded a Distribution Agreement dated May 31, 1997, which Agreement in turn superseded an Agreement dated June 30, 1993), pursuant to which the Fund has employed the Distributor in such capacity during the continuous offering of shares of the Fund.

   NOW, THEREFORE, the Fund hereby amends the Plan of Distribution previously adopted and amended and restated, and the Distributor hereby agrees to the terms of said Plan of Distribution (the "Plan"), as amended herein, in accordance with Rule 12b-1 under the Act on the following terms and conditions with respect to the Class A, Class B and Class C shares of the Fund:

   1(a)(i). With respect to Class A and Class C shares of the Fund, the Distributor hereby undertakes to directly bear all costs of rendering the services to be performed by it under this Plan and under the Distribution Agreement, except for those specific expenses that the Trustees determine to reimburse as hereinafter set forth.

   1(a)(ii). The Fund is hereby authorized to reimburse the Distributor, DWR, its affiliates and other broker-dealers for distribution expenses incurred by them specifically on behalf of Class A and Class C shares of the Fund. Reimbursement will be made through payments at the end of each month. The amount of each monthly payment may in no event exceed an amount equal to a payment at the annual rate of 0.25%, in the case of Class A, and 0.85%, in the case of Class C, of the average net assets of the respective Class during the month. With respect to Class A, in the case of all expenses other than expenses representing the service fee and, with respect to Class C, in the case of all expenses other than expenses representing a gross sales credit or a residual to account executives, such amounts shall be determined at the beginning of each calendar quarter by the Trustees, including a majority of the Trustees who are not "interested persons" of the Fund, as defined in the Act. Expenses representing the service fee (for Class A) or a gross sales credit or a residual to account executives (for Class C) may be reimbursed without prior determination. In the event that the Distributor proposes that monies shall be reimbursed for other than such expenses, then in making the quarterly determinations of the amounts that may be expended by the Fund, the Distributor shall provide, and the Trustees shall review, a quarterly budget of projected distribution expenses to be incurred by the Distributor, DWR, its affiliates or other broker-dealers on behalf of the Fund together with a report explaining the purposes and anticipated benefits of incurring

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such expenses. The Trustees shall determine the particular expenses, and the portion thereof that may be borne by the Fund, and in making such determination shall consider the scope of the Distributor's commitment to promoting the distribution of the Fund's Class A and Class C shares directly or through DWR, its affiliates or other broker-dealers.

   1(a)(iii). If, as of the end of any calendar year, the actual expenses incurred by the Distributor, DWR, its affiliates and other broker-dealers on behalf of Class A or Class C shares of the Fund (including accrued expenses and amounts reserved for incentive compensation and bonuses) are less than the amount of payments made by such Class pursuant to this Plan, the Distributor shall promptly make appropriate reimbursement to the appropriate Class. If, however, as of the end of any calendar year, the actual expenses (other than expenses representing a gross sales credit) of the Distributor, DWR, its affiliates and other broker-dealers are greater than the amount of payments made by Class A or Class C shares of the Fund pursuant to this Plan, such Class will not reimburse the Distributor, DWR, its affiliates or other broker-dealers for such expenses through payments accrued pursuant to this Plan in the subsequent fiscal year. Expenses representing a gross sales credit may be reimbursed in the subsequent calendar year.

   1(b). With respect to Class B shares of the Fund, the Fund shall pay to the Distributor, as the distributor of securities of which the Fund is the issuer, compensation for distribution of its Class B shares at the rate of the lesser of
(i) 0.85% per annum of the average daily aggregate sales of the Fund's Class B shares since the Fund's inception (not including reinvestment of dividends and capital gains distributions from the Fund) less the average daily aggregate net asset value of the Fund's Class B shares redeemed since the Fund's inception upon which a contingent deferred sales charge has been imposed or upon which such charge has been waived, or (ii) 0.85% per annum of the average daily net assets of Class B. Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine.

   The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to DWR, its affiliates or other broker-dealers who provide distribution and shareholder services. All payments made hereunder pursuant to the Plan shall be in accordance with the terms and limitations of the Rules of the Association of the National Association of Securities Dealers, Inc.

   2. With respect to expenses incurred by each Class, the amount set forth in paragraph 1 of this Plan shall be paid for services of the Distributor, DWR its affiliates and other broker-dealers it may select in connection with the distribution of the Fund's shares, including personal services to shareholders with respect to their holdings of Fund shares, and may be spend by the Distributor, DWR, its affiliates and such broker-dealers on any activities or expenses related to the distribution of the Fund's shares or services to shareholders, including, but not limited to: compensation to, and expenses of, account executives or other employees of the Distributor, DWR, its affiliates or other broker-dealers; overhead and other branch office distribution-related expenses and telephone expenses of persons who engage in or support distribution of shares or who provide personal services to shareholders; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials and, with respect to Class B, opportunity costs in incurring the foregoing expenses (which may be calculated as a carrying charge on the excess of the distribution expenses incurred by the Distributor, DWR, its affiliates or other broker-dealers over distribution revenues received by them, such excess being hereinafter referred to as "carryover expenses"). The overhead and other branch office distribution-related expenses referred to in this paragraph 2 may include: (a) the expenses operating the branch offices of the Distributor or other broker-dealers, including DWR, in connection with the sale of the Fund shares, including lease costs, the salaries and employee benefits of operations and sales support personnel, utility costs, communications costs and the costs of stationery and supplies; (b) the costs of client sales seminars; (c) travel expenses of mutual fund sales coordinators to promote the sale of Fund shares; and (d) other expenses relating to branch promotion of Fund sales. Payments may also be made with respect to distribution expenses incurred in connection with the distribution of shares, including personal services to shareholders with respect to holdings of such shares, of an investment company whose assets are acquired by the Fund in a tax-free reorganization, provided that, with respect to Class B, carryover expenses as a percentage of Fund assets will not be materially increased thereby. It is


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contemplated that, with respect to Class A shares, the entire fee set forth in paragraph 1(a) will be characterized as a service fee within the meaning of the National Association of Securities Dealers, Inc. guidelines and that, with respect to Class B shares, payments at the annual rate of 0.20% will be so characterized and that, with respect to Class C shares, payments at the annual rate of 0.25% will be so characterized.

   3. This Plan, as amended and restated, shall not take effect with respect to any particular Class until it has been approved, together with any related agreements, by votes of a majority of the Board of Trustees of the Fund and of the Trustees who are not "interested persons" of the Fund (as defined in the Act) and have no direct financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

   4. This Plan shall continue in effect with respect to each Class until April 30, 1998, and from year to year thereafter, provided such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3 hereof.

   5. The Distributor shall provide to the Trustees of the Fund and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In this regard, the Trustees shall request the Distributor to specify such items of expenses as the Trustees deem appropriate. The Trustees shall consider such items as they deem relevant in making the determinations required by paragraph 4 hereof.

   6. This Plan may be terminated at any time with respect to a Class by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Fund. The Plan may remain in effect with the respect to a particular Class even if the Plan has been terminated in accordance with this paragraph 6 with respect to any other Class. In the event of any such termination or in the event of nonrenewal, the Fund shall have no obligation to pay expenses which have been incurred by the Distributor, DWR, its affiliates or other broker-dealers in excess of payments made by the Fund pursuant to this Plan. However, with respect to Class B, this shall not preclude consideration by the Trustees of the manner in which such excess expenses shall be treated.

   7. This Plan may not be amended with respect to any Class to increase materially the amount each Class may spend for distribution provided in paragraph 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of that Class, and no material amendment to the Plan shall be made unless approved in the manner provided for approval in paragraph 3 hereof. Class B shares will have the right to vote on any material increase in the fee set forth in paragraph 1(a) above affecting Class A shares.

   8. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons.

   9. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

   10. The Declaration of Trust establishing Dean Witter Federal Securities Trust, dated November 20, 1986, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name Dean Witter Federal Securities Trust refers to the Trustees under the Declaration collectively as Trustees but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Dean Witter Federal Securities Trust shall be held to any personal liability, nor shall resort be had to their private property for this satisfaction of any obligation or claim or otherwise, in connection with the affairs of said Dean Witter Federal Securities Trust, but the Trust Estate only shall be liable.


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   IN WITNESS WHEREOF, the Fund, the Distributor and DWR have executed this amended and restated Plan of Distribution as of the day and year set forth below in New York, New York.

Date:    January 22, 1987
         As Amended on January 4, 1993,
         April 28, 1993, October 26, 1995
         and July 28, 1997

Attest:                                DEAN WITTER FEDERAL SECURITIES TRUST

                                       By:
-----------------------------------       ---------------------------------

Attest:                                DEAN WITTER DISTRIBUTORS INC.

                                       By:
-----------------------------------       ---------------------------------

Attest:                                DEAN WITTER REYNOLDS INC.

                                       By:
-----------------------------------       ---------------------------------


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